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                                                                      Exh. 99.9

                                INDEMNITY AGREEMENT


           AGREEMENT, effective as of September 18, 1987, between DUTY FREE INTERNATIONAL, INC., a Maryland corporation (the "Company"), and JACK AFRICK (the "Director"), a director-elect of the Company who is intended to become a director of the Company upon the completion of the Company's initial public offering:

          WHEREAS, the Director has been named, with his consent, as a "director-elect" of the Company in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 1987 (the "Registration Statement") and intends to become a director of the Company upon the completion of the Company's initial public offering; and

          WHEREAS, in recognition of Director's need for substantial protection against personal liability in order to enhance Director's continued service to the Company in an effective manner and Director's reliance on the provisions of the Company's Articles of Incorporation and By-Laws ("charter documents") requiring indemnification of the Dirctor under certain circumstances, and in part to provide Director with specific contractual assurance that the protection promised by such charter documents will be available to Director, the Company wishes to proivde in this Agreement for the indemnification of and the advancing of expenses to Director to the full extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, if at all, for the continued coverage of Director under the Company's directors' and officers' liability insurance policies.

          NOW THEREFORE, in consideration of the premises and of Director agreeing to be named on the Registration Statement as a director-elect of the Company and to serve or continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hwereto agree as follows:

          (1) BASIC INDEMNIFICATION ARRANGEMENT. (a) In the event Director was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Director to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of such Claim and any federal, state, local or foreign taxes imposd on Director as a result of the actual or deemed receipt of any payments under this Agreement. If so requested by Director, the Company shall advance (within two business days of such written request) any and all Expenses to Director (an "Expense Advance"). Notwithstanding anything in this Agreement to the contrary, and except as provided in Section 2, Director shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Director against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.

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          (b)  Notwithstanding the foregoing, (i) the obligations of the
Company under Section 1(a) shall be subject to the condition that the Reviewing Party shall not have determined that Director would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 1(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Director would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Director (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Director has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Director should be indemnified under applicable law, any determination made by the Reviewing Party that Director would not be permitted to be indemnified under applicable law shall not be binding and Director shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Director's obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon. The Reviewing Party shall be selected by the Board of Directors. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Director substantively would be permitted to be indemnified in whole or in part under applicable law, Director shall have the right to commence litigation in any court in the state of Maryland having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Director.

          (2) INDEMNIFICATION FOR ADDITIONAL EXPENSES. The Company shall indemnify Director against any and all expenses (including attorneys' fees) and, if requested by Director, shall (within two business days of such written request) advance such expenses to Director, which are incurred by Director in connection with any claim asserted against or action brought by Director for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or charter document now or hereafter in effect relating to Claims for Indemnifiable Events and/or
(ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Director ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

          (3) PARTIAL INDEMNITY, ETC. If Director is entitled under any povision of this Agreement to indemnification by the Company of some portion of the Expenses, judgments, fines, penalies and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Director for the portion thereof to which Director is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Director has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Director shall be indemnified against all Expenses incurred in connection therewith. In connection with any determination by the Reviewing Party or otherwise as to whether

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Director is entitled to be indemnified hereunder the burden of proof shall be on the Comopany to establish that Director is not so entitled.

          (4) NO PRESUMPTION. For purposes of this Agreement, the termination of any action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Director did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

          (5) NON-EXCLUSIVITY, ETC. The rights of Director hereunder shall be in addition to any other rights Director may have under the charter documents or the Maryland General Corporation Law or otherwise. To the extent that a change in the Maryland General Corporation Law (whether by statute of judicial decision), or the charter documents, permits greater indemnification by agreement than would be afforded currently under the charter documents and this Agreement, it is the intent of the parties hereto that Director shall enjoy by this Agreement the greater benefits so afforded by such change.

          (6) LIABILITY INSURANCE. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director.

          (7)  CERTAIN DEFINITIONS

               (a) CLAIM: any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any inquiry, hearing or investigation whether conducted by the Company or any other party, whether civil, criminal, administrative investigative or other.

               (b) EXPENSES: include attorneys' fees and all other costs, fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

               (c) INDEMNIFIABLE EVENT: any event or occurrence related to or arising out of the fact that Director, with his consent, was named as a "director-elect" in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 1987 (and amendments or supplements thereto).

               (d) REVIEWING PARTY: any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Director is seeking indemnification.

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          (8)  AMENDMENTS AND WAIVER.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties thereto. No waiver of any of the provisions of this Agreeent shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          (9) SUBROGATION. In the event of a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

          (10) NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Director to the extent Director has otherwise actually received a payment (under any insurance policy, charter document or otherwise) of the amounts otherwise indemnifiable hereunder.

          (11) BINDING EFFECT, ETC. The Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs and personal and legal representatives. This Agreement shall continue in effect regardless of whether Director serves or continues to serve as a director of the Company or of any other enterprise at the Company's request.

          (12) SEVERABILITY. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provisions within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise enforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

          (13) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

          (14) SECTION 2-418 OF THE MARYLAND GENERAL CORPORATION LAW. It is intended that this Agreement and the Indemnifiable Event be consistent with
Section 2-418 of the Maryland General Corporation Law. Accordingly, ratification of this Agreement by the Company's Board of Directors (the "Board") shall constitute a determination by the Board, pursuant to Sections 2-418(e) and 2-418(f)(3) of the Maryland General Corporation Law, that the indemnification provided for herein is permissible under the circumstances because Director has met the standard of conduct set forth in Section 2-418(b) of the Maryland General Corporation Law. In addition, by this execution thereof, Director affirms his belief (in accordance with Section 2-418(f)(i)) that his standard of conduct necessary for indemnification by the Company has been met and, pursuant to Section 1(b) hereof, has provided a written undertaking (in accordance with Section 2-418(f)(ii)) to repay the

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amount of payments of expenses in advance of a final disposiion of an action if it shall ultimately be determined that the standard of conduct has not been met.

          Executed this 17th day of September, 1987.


                                                DUTY FREE INTERNATIONAL, INC.


                                                By:  /s/ David H. Bernstein
                                                    ---------------------------
                                                    Name:  David H. Bernstein
                                                    Title: Chairman


                                                     /s/ Jack Africk
                                                    ---------------------------
                                                    Director




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